EXHIBIT 99.1

Contact:

Lifeway Foods, Inc.
Phone: 877.281.3874
Email: info@Lifeway.net
Investor Relations:

ICR
Katie Turner
John Mills 646.277.1228

Press Contact:
SSPR – Erin O’Connor
eoconnor@sspr.com
847.415.9320

Lifeway Foods Announces Results for Second Quarter Fiscal 2011

Second Quarter 2011 Sales Increased 28% to $20 Million

Launches Lifeway Frozen Kefir

Company Celebrates 25th Anniversary with Nationwide Marketing Tour

Morton Grove, IL — August 16, 2011—Lifeway Foods, Inc., (Nasdaq: LWAY), a leading supplier of cultured dairy products known as kefir and organic kefir, today announced results for three and six months ended June 30, 2011.

Second Quarter Results
Second quarter of 2011 gross sales increased 28% to $19.9 million compared to $15.5 million for the second quarter of 2010.  This increase is primarily attributable to increased sales and growing awareness of benefits of Lifeway’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids, and the successful introduction of new product lines such as Bio Kefir™.  In addition, Lifeway Frozen Kefir contributed approximately $0.2 million in sales during the second quarter of 2011.  The frozen kefir line was launched in April 2011.

Second quarter total consolidated net sales increased $3.9 million, or approximately 27%, to $18.2 million from $14.3 million in the second quarter of 2010.  Net sales are recorded as gross sales less promotional activities such as slotting fees paid, couponing, spoilage and promotional allowances as well as early payment terms given to customers.

Gross profit for the second quarter of 2011 decreased 3% to $5.3 million, compared to $5.5 million in the second quarter of the prior year. The Company's gross profit margin decreased to 29% in the second quarter versus 39% in the second quarter of 2010. Gross profit was negatively impacted primarily by increased transportation and other petroleum based production supply costs, as well as the increased price of conventional milk, the Company’s largest raw material.  The cost of milk was approximately 35 to 45% higher in the second quarter of 2011 compared to the same period in 2010.

Operating expenses as a percentage of net sales were approximately 25% during the second quarter of 2011 compared to approximately 24% during the same period in 2010.  The increase was primarily due to a $1.0 million increase in selling expenses to $2.8 million, of which $0.7 million was directly attributable to the Company’s 25th Anniversary Cross Country Mobile Tour in the second quarter of 2011.  The Company views this as a non-recurring advertising expense.

Operating income decreased to $0.7 million in the second quarter of 2011 compared to $2.2 million in the same period last year. The decrease in operating income is due to the lower gross profit and increased operating expenses in the second quarter of 2010 as compared to the second quarter of 2011.

Provision for income taxes was $0.4 million, or a 59% effective tax rate, for the second quarter of 2011 compared to $1.0 million, or a 47% tax rate, during the same period in 2010.  In addition to the higher tax rate, the Company’s tax expense was higher due to a Minnesota State Department of Revenue audit from tax years 2006 to 2009, which resulted in approximately $0.1 million in additional taxes being paid in the second quarter of 2011.

The Company reported net income of $0.3 million or earnings of $0.02 per diluted share compared to net income of $1.2 million or earnings of $0.07 per diluted share in the second quarter of 2010.

Julie Smolyansky, CEO of Lifeway Foods, Inc. commented, “We are extremely pleased with our ability to continue to realize record sales results as we capitalized on the opportunity to increase customer awareness and further increase our retail distribution with our 25th anniversary mobile tour and the launch of our frozen kefir. In the quarter our record sales increases were offset by record increases in the price of conventional milk of 35 to 45% compared to last year.  This cost increase offset any potential benefit we anticipated from the USDA’s decision to exempt Kefir beverages from the Class I milk classification.”

Smolyansky continued, “Going forward, we expect to achieve record sales and believe the cost and expense headwinds experienced in the second quarter are behind us.  We will continue to manage the controllable aspects of our business as we take advantage of the tremendous opportunity to expand distribution in the U.S. and internationally with Lifeway’s leading market position which should lead to strong sales, profitability and cash flow generation long-term.”

Six Month Results
Total consolidated gross sales increased by $7.4 million, or approximately 24%, to $39 million during the six-month period ended June 30, 2011 from $31.5 million during the same six-month period in 2010.  This increase is primarily attributable to increased sales and awareness of Lifeway’s flagship line, Kefir, as well as ProBugs® Organic Kefir for kids and BioKefir™.  In addition, Lifeway Frozen Kefir line, which was launched in April 2011, contributed to approximately $0.3 million to revenue during the second quarter 2011.

Total consolidated net sales increased by $6.3 million, or approximately 22%, to $35.5 million during the six-month period ended June 30, 2011 from $29.2 million during the same six-month period in 2010.  Net sales are recorded as gross sales less promotional activities such as slotting fees paid, couponing, spoilage and promotional allowances as well as early payment terms given to customers.

Gross profit for the first six months of 2011 increased 5% to $12.5 million, compared to $12.0 million in the second quarter of the prior year. The Company's gross profit margin decreased to 35.3% in the first six months versus 41% in the same period last year. Gross profit was negatively impacted primarily by increased transportation and other petroleum based production supply costs, as well as the increased price of conventional milk, the Company’s largest raw material.  The cost of milk was approximately 20 to 25% higher compared to the first six months of 2010.

Operating expenses as a percentage of net sales were approximately 24% during the six-month period ended June 30, 2011 compared to approximately 24% during the same period in 2010.  Selling related expenses increased by $1.3 million, or approximately 34%, to $5.0 million during the six-month period ended June 30, 2011, from $3.7 million during the same period in 2010.  This increase is directly attributable to the Company recording an approximate $0.7 million expense related its 25th Anniversary Cross Country Mobile tour, which occurred in the second quarter of 2011 and was expensed during the second quarter of 2011.  The Company views this as a non-recurring advertising expense.  The Company also accrued for $0.1 million in bonuses the first six months of 2011 to be paid in the fourth quarter of 2011.  In 2011 the Company records expenses throughout the year for bonuses so the full impact is not taken in fourth quarter alone and rather spread out across each of the four quarters equally.  The Company accrued for all expenses in the fourth quarter last year.

Total operating income decreased by $0.9 million, or approximately 19%, to $4.0 million during the six-month period ended June 30, 2011, from $4.9 million during the same period in 2010.

Total net income was $2.2 million or $0.13 per share for the six-month period ended June 30, 2011 compared to $3.0 million or $0.18 per share in the same period in 2010.

Balance Sheet/Cash Flow Highlights
Net cash provided by operating activities was $0.8 million during the three months ended June 30, 2011 which is a decrease of $1.4 million when compared to the same period in 2010.  This decrease is primarily attributable to the decrease in net income of $0.8 million.

The Company had a net increase in cash and cash equivalents of $0.5 million during the second quarter of 2011 compared to the same period last year.  The Company had cash and cash equivalents of $1.4 million as of June 30, 2011 compared to cash and cash equivalents of $0.9 million as of June 30, 2010.

Conference Call
The Company will host a conference call to discuss these results with additional comments and details.
The conference call is scheduled to begin at 10:00 a.m. ET on Tuesday, August 16, 2011. The call will be broadcast live over the Internet hosted at the Investor Relations section of Lifeway Foods’ website at www.lifeway.net, and will be archived online through August 30, 2011.  In addition, listeners may dial 877-407-9039 in North America, and international listeners may dial 201-689-8470. Participants from the Company will be Julie Smolyansky, President and Chief Executive Officer, and Edward Smolyansky, Chief Financial Officer.

For more information about Lifeway Kefir, please visit http://www.lifewaykefir.com.

Find Lifeway Foods, Inc. on Facebook: www.facebook.com/lifewaykefir
Follow Lifeway Foods on Twitter: http://twitter.com/lifeway_kefir
Flickr: http://www.flickr.com/photos/Lifeway_Kefir
YouTube: http://www.youtube.com/user/lifewaykefir

About Lifeway Foods

Lifeway Foods, Inc. (NASDAQ:LWAY), recently named one of Fortune Small Business' Fastest Growing Companies for the fifth consecutive year, is America's leading supplier of the cultured dairy products known as kefir and organic kefir. Lifeway Kefir is a dairy beverage that contains 10 exclusive live and active probiotic cultures plus ProBoost™. While most regular yogurt contains only two or three of these "friendly" cultures, Lifeway Kefir products offer greater nutritional benefits and support a healthier life. Lifeway produces various different flavors of its drinkable Kefir and Organic Kefir beverage, and recently introduced a series of innovative new products such as a children's line of Organic Kefir called ProBugs™ with a no-spill pouch and kid-friendly flavors like Goo Berry Pie and Strawnana Split. In addition to its line of Kefir products, the company produces a variety of probiotic cheese products. Lifeway also sells frozen kefir, kefir smoothies and kefir parfaits through its Starfruit™ retail stores.

Forward Looking Statements
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company's reports filed with the Securities and Exchange Commission.

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income
For the Three and Six Months Ended June 30, 2011 and 2010 (Unaudited)

	(Unaudited) Three Months Ended				(Unaudited) Six Months Ended
	June, 30				June, 30
	2011		2010		2011		2010

Sales	$19,913,003		15,546,556		38,960,269		$31,510,715
Less: discounts and allowances	(1,715,085)		(1,261,195)		(3,458,448)		(2,336,208)
Net Sales	18,197,918	18,197,918	14,285,361	14,285,361	35,501,821	35,501,821	29,174,507	29,174,507

Cost of goods sold		12,535,368		8,454,095		22,186,640		16,530,707
Depreciation expense		390,694		281,220		767,207		684,595

Total cost of goods sold		12,926,062		8,735,315		22,953,847		17,215,302

Gross profit		5,271,856		5,550,046		12,547,974		11,959,205

Selling expenses		2,790,507		1,741,886		5,012,315		3,736,733
General and administrative		1,585,178		1,478,062		3,177,907		2,968,219
Amortization expense		195,957		175,761		391,916		351,521

Total Operating Expenses		4,571,642		3,395,709		8,582,138		7,056,473

Income from operations		700,214		2,154,337		3,965,836		4,902,732

Other income (expense):
Interest and dividend income		17,094		53,176		34,687		107,684
Rental income		650		2,800		650		4,035
Interest expense		(72,298)		(80,164)		(134,428)		(176,106)
Gain (loss) on sale of investments, net		541		84,043		(2,056)		54,784
Total other income (expense)		(54,013)		59,855		(101,147)		(9,603)

Income before provision for
income taxes		646,201		2,214,192		3,864,689		4,893,129

Provision for income taxes		380,659		1,029,688		1,673,376		1,939,936

Net income		$265,542		$1,184,504		$2,191,313		$2,953,193

Basic and diluted earnings
per common share		0.02		0.07		0.13		0.18

Weighted average number of shares outstanding		16,434,314		16,701,539		16,461,981		16,731,549

LIFEWAY FOODS, INC. AND SUBSIDIARIES
Statement of Cash Flow
For the Six Months Ended June 30, 2011 and 2010 (Unaudited)

	(Unaudited) June 30,
	2011	2010

Cash flows from operating activities:
Net income	$2,191,313	$2,953,193
Adjustments to reconcile net income to net
cash flows from operating activities, net of acquisition:
Depreciation and amortization	1,159,123	1,036,116
Loss (Gain) on sale of investments, net	2,056	(54,784)
Deferred income taxes	(156,040)	(290,465)
Treasury stock issued for compensation	—	62,317
Increase in allowance for doubtful accounts	20,000	—
(Increase) decrease in operating assets:
Accounts receivable	(2,117,792)	(1,780,774)
Other receivables	94,855	(92,631)
Inventories	(1,622,777)	(857,743)
Refundable income taxes	906,748	1,308,978
Prepaid expenses and other current assets	(41,551)	(29,433)
Increase (decrease) in operating liabilities:
Accounts payable	(8,646)	(504,764)
Accrued expenses	42,599	(82,791)
Income taxes payable	378,482	604,323
Net cash provided by operating activities	848,370	2,271,542

Cash flows from investing activities:
Purchases of investments	(582,697)	(538,852)
Proceeds from sale of investments	532,640	1,502,724
Investments in certificates of deposits	(50,000)
Proceeds from redemption of certificates of deposit	—	102,545
Purchases of property and equipment	(747,250)	(1,292,741)
Acquisition of the assets of First Juice	—	—
Net cash provided by (used in) investing activities	(847,307)	(226,324)

Cash flows from financing activities:
Proceeds of note payable	250,000	250,000
Checks written in excess of bank balances	367,840	504,398
Purchases of treasury stock	(971,798)	(1,418,657)
Repayment of notes payable	(1,478,521)	(1,152,876)
Net cash used in financing activities	(1,832,479)	(1,817,135)

Net (decrease) increase in cash and cash equivalents	(1,831,416)	228,083

Cash and cash equivalents at the beginning of the period	3,229,939	630,407

Cash and cash equivalents at the end of the period	$1,398,523	$858,490

Contact:

Lifeway Foods, Inc.Phone:   877.281.3874Email: info@Lifeway.net

Investor Relations:    ICRKatie TurnerJohn Mills646.277.1228

Press Contact:    SSPR – Erin O'Connor eoconnor@sspr.com 847.415.9320

SOURCE Lifeway Foods, Inc.

Website: http://www.kefir.com
Website: http://www.lifeway.net